Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE August 30, 2013		Contact: Joel L. Thomas (919) 379-4300

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES RESULTS AND

PRORATION OF ITS TENDER OFFER FOR UP TO $60.0 MILLION OF ITS

5 1⁄2% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014

(CUSIP NO. 018772AQ6)

MORRISVILLE, N.C. – (August 30, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced the results and proration of its previously announced cash tender offer (the “Tender Offer”) for up to $60.0 million in aggregate principal amount of its 5 1⁄2% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) at a purchase price equal to $1,030 per $1,000 principal amount of Convertible Notes purchased, plus accrued and unpaid interest on such Convertible Notes up to, but not including, the payment date. The Tender Offer expired at 12:00 midnight, New York City time, at the end of Thursday, August 29, 2013 (the “Expiration Time”). As of the Expiration Time, $114,068,000 in aggregate principal amount of the Convertible Notes were validly tendered and not properly withdrawn. The Company accepted for payment $60.0 million in aggregate principal amount of the Convertible Notes validly tendered and not properly withdrawn pursuant to the Tender Offer, applying a pro ration factor of approximately 52.62%. Payment for the Convertible Notes tendered and accepted for payment is expected to be made today. All Convertible Notes tendered but not accepted for payment will be promptly returned to, or credited to the account of, the tendering holder.

The Company retained Deutsche Bank Securities Inc. to serve as the dealer manager for the Tender Offer and D.F. King & Co., Inc. to serve as the information agent and tender agent for the Tender Offer.

This press release is for informational purposes only and is not an offer to purchase, or a solicitation of an offer to purchase, any securities. The Tender Offer has been made solely pursuant to an offer to purchase, including supplements thereto, and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.

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